Exhibit 99.1

                Quovadx Reports First Quarter Financial Results;
                      Operating Cash Flow of $2.3 million;
                         GAAP EPS Loss Narrows to $0.04

     ENGLEWOOD, Colo.--(BUSINESS WIRE)--May 4, 2005--Quovadx, Inc. (NASDAQ:
QVDX), a global software and services company, today announced financial results for the first quarter ended March 31, 2005.

     First Quarter Highlights

     -- Revenue of $20.8 million, compared with $20.5 million in the fourth quarter of 2004

     -- GAAP net loss narrowed to $1.5 million or $0.04 per share, compared with a net loss of $1.9 million or $0.05 per share for the fourth quarter of 2004

     --   Positive EBITDA of $1.3 million

     --   Gross margin increased to 55%

     -- Balance sheet strengthened with cash, short-term investments and restricted cash growing to $27.1 million and zero debt

     -- Net DSOs of 63 days, in line with performance in the fourth quarter of 2004

     "I am pleased to report that Quovadx started 2005 with a first quarter of continuing improvements," said Harvey A. Wagner, president and chief executive officer of Quovadx. "We made progress against all of our key financial goals; delivering sequential revenue growth, improving gross margins and generating cash. We also brought new products to market, maintained high levels of customer retention, further built-out our partner-driven sales channels and saw growing momentum in our international sales efforts."

     Financial Results

     Total revenue increased slightly to $20.8 million in the first quarter of 2005, versus $20.5 million in the fourth quarter of 2004, and decreased 7% from $22.3 million in the first quarter of 2004.
     Gross margin increased to 55% in the first quarter of 2005 versus 51% in the fourth quarter of 2004 and 9% in the first quarter of 2004. Gross margin in the first quarter of 2004 included asset impairments totaling $6.8 million and $0.4 million in the fourth quarter of 2004. Without these charges for asset impairments, first quarter 2004 gross margin was 39% and fourth quarter 2004 gross margin was 53%.
     Net loss narrowed to $1.5 million or $0.04 per share for the first quarter of 2005. This compared with a net loss of $1.9 million or $0.05 per share for the quarter ended December 31, 2004, and a net loss of $12.8 million or $0.33 per share for the first quarter of 2004. The first quarter of 2004 results included several non-cash write-downs of capitalized software, prepaid assets and deferred costs totaling $7.1 million, as well as income from discontinued operations totaling $0.2 million. Net loss on a non-GAAP basis for the quarter ended March 31, 2004 was $5.8 million or a loss of $0.15 per share without these one-time charges and the income from discontinued operations.
     EBITDA for the first quarter of 2005 was $1.3 million, an increase of $3.0 million over the first quarter of 2004. Cash flow provided by operations for the first quarter of 2005 was $2.3 million, compared to cash flow used in operations of $9.2 million in the first quarter of 2004.
     The reconciliation for all non-GAAP measures are provided in the attached tables.

     Balance Sheet Highlights

     As a result of generating cash during the quarter, the Company's cash, short-term investments and restricted cash was $27.1 million on March 31, 2005. The Company's deferred revenue was $19.8 million on March 31, 2005, compared to $19.9 million on December 31, 2004, and $18.8 million at the end of the first quarter of 2004. In addition, days sales outstanding (DSO) was 63 days on March 31, 2005, the same level as the fourth quarter of 2004, and down from 72 days on March 31, 2004.
     "We are beginning to see the benefits of the growing synergies between our operating divisions and the investment we continue to make in divisional R&D activities. We have focused R&D resources on areas that will help Quovadx maintain its technology leadership position and remain responsive to the evolving needs of our customers. We are continuing to introduce new and enhanced products within our core markets across all three operating divisions," concluded Wagner.

     Business Division Highlights

     Integration Solutions Division

     The Integration Solutions division (ISD) provides application and data-integration solutions for healthcare, public health and public safety organizations. First quarter revenues for the division were $9.8 million with an operating income of $0.6 million, compared with revenues of $11.6 million and an operating loss of $10.3 million for the same period in 2004. The operating loss in 2004 included $7.1 million in asset impairments.
     ISD signed several contracts during the first quarter with both new and existing customers. Key agreements for ISD Cloverleaf(R) Integration Suite, Cloverleaf(R) modules, or its Cash Accelerator Suite, included St. Joseph's/Candler Health System, the largest healthcare system in Southeast Georgia, Central DuPage Health, an interdependent network of healthcare organizations and services, and expanded relationships with Banner Health and Bon Secours Health System. The Division also saw expanded distribution through leading healthcare IT vendors internationally, such as Health-Comm, which supports approximately 250 Cloverleaf(R) customers in Germany, E-novation Lifeline in the Netherlands and Oman Computer Services (OCS) in the EMEA region. Overall, the international revenue for ISD grew 86% year-over-year and 39% over the fourth quarter of 2004.
     In addition, ISD recently launched the latest release of its Cash Accelerator Suite, version 4.0, which provides healthcare providers with tools to improve revenue cycle management, including access to transaction sets for HIPAA compliance and management of underinsured and uninsured populations.

     CareScience Division

     The CareScience division provides care management services and analytical solutions to hospitals and health systems and pioneered Regional Healthcare Information Organizations (RHIOs) solutions for community-wide clinical data exchange. First quarter revenues for the division were $4.0 million, up 15% from the first quarter 2004, narrowing its operating loss to $0.1 million, compared with an operating loss of $0.6 million on revenues of $3.5 million in the first quarter of 2004.
     During the fourth quarter of 2004, CareScience announced the general availability of CMS Quality Manager, the next generation of the Care Management Suite and the flagship product for CareScience, which automates the process of clinical data gathering, analysis and reporting for healthcare providers. CareScience continued roll-out of the CMS Quality Manager with new and existing customers during the first quarter of 2005.
     Multi-year renewal agreements for the Care Management Suite were signed with St. Vincent's Hospital, CT, Exempla Health, CO, and St. Vincent Indianapolis Hospital. Renewed and expanded agreements were also signed with several other leading healthcare organizations.

     Rogue Wave Software Division

     The Rogue Wave Software division specializes in high-performance development tools, frameworks and software libraries for the professional developer. First quarter revenues for the division were $6.9 million with an operating income of $2.2 million, compared with revenues of $7.2 million and an operating income of $1.7 million in the first quarter of 2004. Overall, the international revenue for the division in the first quarter of 2005 grew 19% year-over-year following a solid performance in the EMEA region and increased revenue from the Asia Pacific region from one of its newest distributors, Grape City of Japan.
     The Division signed several first quarter agreements with leading companies for its SourcePro(R) product line, including several financial services companies in the U.S. and telecommunications, financial services and software companies in the EMEA region. Rogue Wave(R) LEIF, which allows customers to expose existing native code applications as Web services, also secured important wins with large financial services and IT organizations, both domestically and abroad.
     In the first quarter, Rogue Wave Software continued to expand its relationships with strategic partners. The Division certified its entire suite of high-performance development tools to the Solaris 10 x86 operating system for both SPARC(R) and AMD Opteron processor-based systems, and added support to its SourcePro C++ Suite for a number of additional systems, including IBM Power5 system, AMD Opteron and AMD 64 technology. Rogue Wave Software also expanded its joint marketing and technology alliance with Intel Corporation through several market development initiatives, including targeted joint campaigns, market research and educational forums in the first quarter of 2005.
     In addition, the Rogue Wave(R) division launched the latest release of its Stingray(R) Studio 2004, version 2.0, which provides the graphical components needed to mimic the look and feel of Microsoft applications, facilitating the creation of powerful, yet familiar custom user interfaces.
     "The first quarter of 2005 saw improvements across many of our key financial and operating metrics," stated Mel Keating, executive vice president and chief financial officer of Quovadx. "Building on the solid foundations laid in the second half of 2004, we have been effective in continuing to tightly manage our operating expenses, as evidenced by the generation of positive operating cash flow and EBITDA and the ongoing improvement in our operating margins across all three divisions. We are pleased with the progress that has been made in the last several quarters and remain focused on achieving our strategic goals for 2005."

     Other Matters

     During the course of 2004, the Company became the subject of a number of shareholder lawsuits that arose from its March 2004 restatement. These class action and derivative lawsuits are ongoing: the class has been certified and discovery is ongoing in the Section 10b case; the lead plaintiff has not yet been selected in the Section 11 case. In addition, the previously announced formal Securities and Exchange Commission investigation regarding certain transactions entered into during 2002 and 2003 is ongoing.

     Non-GAAP Financial Measures

     EBITDA and other operational measures are non-GAAP financial measures as defined by the rules under "Conditions for Use of Non-GAAP Financial Measures." Reconciliations of Non-GAAP items included in this press release, as compared to the most directly similar GAAP financial measures, are set forth in the EBITDA reconciliation table at the end of this release.

     Conference Call

     Quovadx will host a conference call today, May 4, 2005, at 3:00 PM MDT/5:00 PM EDT, which will broadcast live over the Internet. Please visit the "Investors" section of the Company's Website at http://www.quovadx.com. A replay will be available through May 10, 2005 at http://www.quovadx.com, or by calling 719-457-0820 and entering pass code 2461151.

     About Quovadx, Inc.

     Quovadx, Inc. (NASDAQ: QVDX), a global software and services firm based in Englewood, Colorado, has helped thousands of enterprise customers worldwide develop, extend and integrate applications based on open standards. Quovadx is comprised of three divisions, the Integration Solutions division, which offers vertically specific solutions to improve processes and leverage existing technology systems, the CareScience division, which provides care management services and analytical solutions to hospitals and health systems and is a pioneer in community-wide data sharing and regional healthcare information organization (RHIO) solutions and the Rogue Wave Software division, which provides reusable software components and services that facilitate application development. Quovadx serves companies in healthcare, financial services, telecommunications and the public sector. Quovadx operates internationally with more than 450 employees. For more information, please visit http://www.quovadx.com.

     Cautionary Statement

     Certain forward-looking statements are included in this release, including statements relating to goals and future business opportunities. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Factors that may affect future results and our ability to achieve profitability and maintain sustainable, profitable growth include market acceptance of and demand for our solutions; technology adoption increasing within the healthcare sector; our success in maintaining and expanding current relationships, winning new clients and growing internationally; our renewed partnership and channel-sales marketing strategy; our ability to hit the market window for new technologies we are developing; significant new competition in our markets; the impact of the pending SEC investigation and class action litigation; our ability to manage and mitigate the liability we face under privacy and security laws, regulations and contract requirements, the Company's ability to remedy the deficiencies that exist in its internal controls over financial reporting and other risks described in the Company's annual and quarterly filings with the SEC, copies of which are available without charge from the Company. The filings are available electronically through a link from the Quovadx investor relations Web page or from the SEC Web site at www.sec.gov under "Quovadx, Inc." If any of the events described in those filings were to occur, either alone or in combination, it is likely that our ability to reach the results described in the forward-looking statements could be impaired and our stock price could be adversely affected. We do not undertake any obligation to update or correct any forward-looking statements included in this release to reflect events or circumstances occurring after the date of this release.
     QUOVADX is a trademark of Quovadx, Inc. Rogue Wave, SourcePro, Stingray and CLOVERLEAF are registered trademarks of Quovadx, Inc. All other company and product names mentioned may be trademarks of the companies with which they are associated.


Quovadx, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

                                          March 31,     December 31,
                                             2005            2004
                                       -------------------------------
                                         (Unaudited)
ASSETS
Current assets:
  Cash, cash equivalents and short-term
   investments                                 $26,541        $24,847
  Accounts receivable, net                      13,303         14,069
  Unbilled accounts receivable                   1,178          1,195
  Other current assets                           3,198          2,597
                                       -------------------------------
Total current assets                            44,220         42,708

  Property and equipment, net                    4,027          4,182
  Software, net                                 10,083         11,333
  Other intangible assets                       16,750         17,713
  Goodwill                                      46,724         46,724
  Restricted cash                                  578            578
  Other assets                                     652            707
                                       -------------------------------
Total assets                                  $123,034       $123,945
                                       ===============================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                              $3,984         $3,523
  Accrued liabilities                           10,205         10,097
  Unearned revenue                              19,810         19,927
                                       -------------------------------
Total current liabilities                       33,999         33,547

Commitments and contingencies

Total stockholders' equity                      89,035         90,398
                                       -------------------------------
Total liabilities and stockholders'
 equity                                       $123,034       $123,945
                                       ===============================

End of the period common shares
 outstanding                                    40,802         40,619
                                       ===============================



Quovadx, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)


                                        Three Months Ended
                                             March 31,
                                     -------------------------
                                          2005        2004
                                     -------------------------


Revenue:
  Software license                         $6,986      $7,406
  Professional services                     3,638       4,561
  Recurring services                       10,152      10,327
                                     -------------------------
       Total revenue                       20,776      22,294

Cost of revenue:
  Software license                          2,190       4,139
  Professional services                     2,468       4,278
  Recurring services                        4,670       5,081
  Asset Impairment                              -       6,765
                                     -------------------------
       Total cost of revenue                9,328      20,263
                                     -------------------------

           Gross Profit                    11,448       2,031
                                     -------------------------

Operating expenses:
  Sales and marketing                       4,382       6,534
  General and administrative                4,724       3,693
  Research and development                  2,971       3,683
  Amortization of acquired
   intangibles                                963       1,182
                                     -------------------------
       Total operating expenses            13,040      15,092
                                     -------------------------
Loss from operations                       (1,592)    (13,061)

  Other income, net                           156         118
                                     -------------------------
Loss before income taxes                   (1,436)    (12,943)
  Income taxes                                 73           -
                                     -------------------------
Loss from continuing operations            (1,509)    (12,943)
Income from discontinued operations             -         161
                                     -------------------------
Net loss                                  $(1,509)   $(12,782)
                                     =========================

Weighted average common shares
 outstanding - basic and diluted           40,546      39,279
                                     =========================

Net income loss per common share -
 basic and diluted                         $(0.04)     $(0.33)
                                     =========================



Quovadx, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)


                                                 Three Months Ended
                                                      March 31,
                                               -----------------------
                                                  2005        2004
                                               -----------------------
Cash flows from operating activities
Net loss                                          $(1,509)   $(12,782)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization                     1,948       3,287
  Amortization of acquired intangibles                963         840
  Stock compensation expense                           82         253
  Asset impairment                                      -       7,116
  Bad debt expense                                    (98)       (445)
  Change in assets and liabilities:
    Accounts receivable                               864       2,609
    Unbilled accounts receivable                       17         339
    Other assets                                     (545)     (1,417)
    Accounts payable                                  461      (5,628)
    Accrued liabilities                               263      (2,752)
    Unearned and deferred revenue                    (117)       (597)
                                               -----------------------
           Net cash provided by (used in)
            operating activities                    2,329      (9,177)
                                               -----------------------

Cash flows from investing activities
  Purchase of property and equipment                 (427)       (313)
  Purchases of short term investments                 (25)          -
  Capitalized software                               (116)       (837)
                                               -----------------------
           Net cash used in investing
            activities                               (568)     (1,150)
                                               -----------------------

Cash flows from financing activities
  Proceeds from issuance of common stock               99         480
                                               -----------------------
           Net cash provided by financing
            activities                                 99         480
                                               -----------------------

Effect of foreign exchange rate changes on cash      (191)        141
                                               -----------------------

Cash, cash equivalents and short-term
 investments
  Net increase (decrease)                           1,669      (9,706)
  Beginning of period                              18,822      23,688
                                               -----------------------
  End of period                                   $20,491     $13,982
                                               =======================



Quovadx, Inc.
EBITDA Reconciliation
(in thousands)
(Unaudited)
                                            Three Months Ended
                                     March 31, 2005    March 31, 2004
                                    ----------------  ----------------
GAAP net loss                               $(1,509)         $(12,782)
Interest income                                (156)             (118)
Depreciation & amortization                   2,911             4,127
Income taxes                                     73                 -
Asset impairments                                 -             7,116
                                    ----------------  ----------------

EBITDA                                       $1,319           $(1,657)
                                    ================  ================



Quovadx, Inc.
Net Loss Reconciliation
(in thousands)
(Unaudited)
                                          Three Months Ended
                                   March 31, 2005     March 31, 2004
                                  ----------------   ----------------
GAAP net loss                             $(1,509)          $(12,782)
Income from discontinued
 operations                                     -               (161)
Asset impairments                               -              7,116
                                  ----------------   ----------------
Adjusted net loss                         $(1,509)           $(5,827)
                                  ================   ================
Weighted average common shares
 outstanding - diluted                     40,546             39,279
                                  ================   ================

Adjusted net loss per common share
 - basic and diluted                       $(0.04)            $(0.15)
                                  ================   ================


     CONTACT: Quovadx
              Andrea Lashnits, 720-554-1246
              andrea.lashnits@quovadx.com
              or
              Investors:
              Financial Dynamics
              Ian Bailey, 212-850-5600
              ibailey@fd-us.com
              or
              Peter Schmidt, 212-850-5600